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
                                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                        American Radio Systems Corporation

                                                    EXHIBIT 12

(In thousands, except ratio data)

                                                               Three              Three              Six                Six
                                                               Months            Months             Months            Months
                                                               Ended              Ended             Ended              Ended
                                                              June 30,          June 30,           June 30,          June 30,
                                                                1996              1997               1996              1997
                                                                ----              ----               ----              ----
Computation of Earnings:
Income (loss) from continuing operations before
    income taxes                                        $       4,018     $       3,733       $      3,191     $        (677)
Add:
Interest expense (1)                                            4,261            15,732              8,964            23,236
Rent expense (2)                                                  235               645                429             1,142
                                                        --------------    --------------      -------------    --------------
Earnings as adjusted                                            8,514            20,110             12,584            23,701


Computation of Fixed Charges:
Interest expense (1)                                            4,261            15,732              8,964            23,236
Rent expense (2)                                                  235               645                429             1,142
Preferred dividends                                               134             8,094                134            14,292
                                                        --------------    --------------      -------------    --------------
Fixed charges                                                   4,630            24,471              9,527            38,670

Ratio of earnings to combined fixed charges (3)                  1.84             -----               1.32             -----




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(1)  Interest expense includes amortization of deferred financing costs.
(2)  Rent expense fixed charge is assumed to be 30% of gross operating rent charges.
(3)  Earnings were insufficient to cover fixed charges for the three and six months ended June 30, 1997 by approximately $4,361 and $14,969, respectively.

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